Exhibit 99.1

LEGAL SERVICES AGREEMENT

THIS AGREEMENT is entered into this 15th day of November 2019, by and between Defense Technologies International Corp., a Delaware corporation (hereinafter the ACompany@), and Leonard E. Neilson, Attorney at Law, P.C., a resident of the State of Utah (hereinafter ANeilson@).

WHEREAS, Neilson has acted as special legal counsel and consultant to the Company and has provided various legal and consulting services to the Company including advice, consultation and preparation of documents in exchange for the consideration set forth herein; and

WHEREAS, the Company is a public Company having securities registered under the Securities Exchange Act of 1934, as amended (the AExchange Act@).

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

1. The Company has retained Neilson as its special legal counsel and Neilson has performed a variety of legal and consulting services for the Company and provided advice, consultation and legal services to the Company in exchange for legal and consulting fees, a portion of which by mutual agreement by the parties hereto, has been established to be payable in the form of 200,000 shares of the Company's common stock, which common stock is traded in the over‑the-counter market and included on the OTC-Pink Marketplace. Those services provided by Neilson that are subject to this Agreement were not in connection with the offer or sale of securities in a capital-raising transaction, nor are the services related, directly or indirectly, to promoting or maintaining a market for the Company=s securities.

2. The Company hereby agrees that with respect to this Agreement and to the shares of the Company's common stock to be paid to Neilson as compensation for services rendered, the Company will, within five (5) days from the date hereof, or at the earliest date thereafter that the Company is current in its filings with the Securities and Exchange Commission (the ACommission@), cause to be filed a registration statement with the Commission on Form S-8 under the Securities Act of 1933, as amended, which will register the shares to be issued hereunder. The Company further agrees that it will authorize and instruct its transfer agent to certificate and issue the 200,000 shares of the Company's common stock to Neilson immediately upon the effective date of the Form S-8, that such shares will be free from any restrictions as to their transferability, and that the certificates representing the shares will not contain any restrictive legend.

3. It is further agreed upon by the parties hereto that upon issuance to Neilson of the 200,000 shares of the Company's common stock pursuant to the Form S-8 registration statement, the shares will be valued at $0.20 per share for an aggregate value of $40,000.00, which amount will be credited against the balance owed to Neilson by the Company, as evidenced by any statement for services rendered delivered by Neilson to the Company. This amount does not include costs or expenses incurred in connection with the issuance of the shares.

4. The Company represents that it will take all necessary corporate action to duly authorize issuance of the shares to be issued to Neilson hereunder and, that upon the certification and issuance, the shares will be duly authorized, fully paid and non-assessable.

5. The Company further represents that it is current in the filing of all periodic and other reports that it is required to file with the Commission under the Exchange Act, or that it will be current at the time the Form S-8 referenced in paragraph 2 above is filed with the Commission.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first written above.

	"Company"	"Neilson"
Defense Technologies International Corp.

By:	/S/ Merrill W. Moses	/S/ Leonard E. Neilson
	Merrill W. Moses	Leonard E. Neilson,
	President and CEO	Attorney at Law, P.C.